Exhibit 99.2

EARNINGS CALL SCRIPT - Q1 FY2019

The following is a summary of our operational results for the first quarter of fiscal 2019. The purpose of these notes is to add more detail to the standard press release we issue each quarter. We intend to dedicate the Earnings Call time to answering any specific questions on our results or performance year-to-date.

INTRODUCTORY UPDATE

As we announced in June of 2017, and have repeated in our earnings call scripts since, we have an ongoing investigation relating to our Mexico operations. As previously stated, we voluntarily disclosed the matters under investigation to the Department of Justice and the Securities & Exchange Commission in June 2017. We remain committed to full cooperation with both agencies.

We would like to reaffirm our strong commitment to compliance with all applicable laws and regulations. Since it is an ongoing investigation, we are not able to provide additional information or answer any additional questions about the investigation at this time.

On July 13, 2018, we executed an agreement to sell our Mexico operations and intend to complete the sale by July 27, 2018. The sale includes both our installment loan and pay-roll deduct businesses in Mexico. Prior to the sale, we returned $17.1 million to the US through a distribution from our Mexican operating segment. We believe that over the long-term we can generate higher returns on our invested capital, with less risk, by focusing on our US operations.

As a result of our decision to sell Mexico, we have classified the Mexico operating segment as discontinued operations and will focus on our US operations.

OVERALL

The first quarter of fiscal year 2019 extends the positive results on growth in accounts and outstanding loans experienced in the prior year. We sustained our growth trends and continued to accelerate our growth in the US.

US Revenues during the first quarter of fiscal 2019 increased 5.3% over the same quarter last year. Our US revenue increased due to higher interest and fee income, primarily as a result of higher average-earning loans outstanding; higher insurance revenue; and an expansion in revenue from our tax preparation business. Likewise, same-store revenue in the US (from the 1,147 branches open in both quarters) increased 5.7%. We have seen a slight reduction in the overall yield on our portfolio. This is largely due to moving our performing customers into larger balance loans with lower rates. We have also reduced our interest rates in certain markets due to competitive pressures.

Net income from continuing operations for the first quarter of fiscal 2019 increased to $15.6 million, a 39.5% increase from the $11.2 million reported for the same quarter of the prior year.

As disclosed in our earnings release, we recognized a $31.3 million cumulative translation loss in the first quarter of fiscal 2019 as a result of classifying our Mexico operating segment as held for sale. Consequently, net income for the first quarter of fiscal 2019 decreased $34.6 million to a $21.5 million loss compared to the $13.1 million in net income reported for the same quarter of the prior year.

Our provision for loan losses increased $2.9 million for the first quarter of fiscal 2019. This is primarily due to an increase in our net charge-offs of $3.6 million. This was partially offset by a release in the allowance of $500,000 due to a reduction in our accounts that were 90 days past due during the quarter versus the $1.1 million increase in the allowance experienced in the same quarter of the prior year. The sum of our charge-offs and change in 90 day delinquencies compared to the prior year quarter is in line with our loan growth year over year.

We have passed the anniversary of the beginning of the Mexico investigation and therefore did not experience an increase in legal and professional expense compared to the prior year quarter; however, our legal and professional expenses remain elevated. We incurred $750,000 million in cost related to the Mexico investigation during the quarter. We have also experienced an increase in our occupancy expense. This is primarily due to increasing rents as well as an increase in the number of branches.

LOAN PORTFOLIO PERFORMANCE

US Customer Performance:

We have focused on increasing our sophistication in our marketing strategy, which we believe has contributed to expanding our customer base. Our growth in unique customers during the first quarter of fiscal 2019 was the highest in at least seven years. As of June 30, 2018, we grew our unique customers year over year by 6.4%; this is compared to 3.0%, -0.7%, -2.4%, -5.9%, and 2.7% in the preceding 5 fiscal years (2014-2018 respectively). We ended the first quarter of fiscal 2019 only 3,203 customers shy of our all-time largest first quarter customer base, set in fiscal 2014.

We continued to add more former borrowers into our customer base through new loans in the first quarter of fiscal 2019; an increase of 2.5% year over year. This is the fifth consecutive quarter of a year-over-year increase in former borrower loan volume and the largest first quarter former borrower volume in at least six years.

We had our best first fiscal quarter new borrower account growth in at least seven years with a 19.7% increase over fiscal 2018 first quarter volume; which follows last year's 14.6% increase over fiscal 2017. This marks the eighth consecutive quarter of year over year new customer growth, an area we've focused a number of resources and projects.

US Gross Loan performance:

Our gross loans at June 30, 2018 of $1.06 billion is our largest total gross loans, up 8.2% from the end of the first quarter of fiscal 2018. Year-to-date, our gross loans have grown 5.8%, the largest increase in first quarter gross loan growth since fiscal 2013. This represents the sixth consecutive quarter where our gross loan performance has shown improvement and is the result of specific strategies designed to increase customer retention and attract new customers.

Looking at same-store gross loan growth in the US, our ledger increased by 8.7% or $84 million as of the end of the first quarter of fiscal 2019. This is an improvement on the same quarter of last year where same-store gross loans decreased 0.7%. More than 70% of our stores opened in both fiscal years grew their number of accounts, unique customers, and ledger year over year. Same stores' customer base increased by 48,000 in total year over year, compared to an average reduction of 16,000 per year for each of the four preceding fiscal years.

Credit Quality of Customer Base:

Once again, continuing a trend of several quarters, our credit quality (as indicated by credit score) of loans originated improved this quarter for all categories of borrowers (new, former and current) compared to the same quarter a year earlier. Additionally, early indicators of portfolio performance are consistent with prior quarters.

Delinquencies:

Accounts in the US that were over 90 days delinquent increased to 3.2% on a recency basis, compared to 3.1% in Q1 2018. This is primarily due to our decision to hold more 90 days delinquent accounts in order to focus on extending our collections period. In our US operating segment, accounts that are 30 and 60 recency days past due as a percentage of gross loans are similar to June 30, 2016 and 2017 levels. On a contractual basis, accounts that are 30 and 60 days past due have decreased from June 30, 2016 and 2017.

New Branches:

As of June 30, 2018, we had 1,181 branches in the US, of which 1,139 are operating under the World Finance name. We continue to re-brand current and acquired branches to strengthen our brand name and reputation and intend to brand all of our operations under the World Finance name in the future.

OTHER PERFORMANCE DETAILS

Debt to Equity:

As of June 30, 2018, our debt to equity ratio was down to 0.5:1 from 0.6:1 as of June 30, 2017. We consider 2:1 to be a conservative level, and we are significantly below that level.

Share Repurchases:

We have not repurchased our common stock since Q1 fiscal 2018. We cannot, at this time, comment on any plans to recommence share repurchasing.

REGULATORY ENVIRONMENT

State-level Regulations:

We are not aware of any significant changes in state regulations that have been adopted (or appear likely to be adopted in the near term) that are likely to have a material adverse effect on our business.

CFPB:

Regarding the final regulations from the CFPB on small-dollar lending, we believe the effect on our business practices will be very limited. Regarding any other proposed regulation, such as CFPB supervisory oversight, we are not in a position to be able to comment about the potential impact. We will discuss any effect on our operations or policies if, and when, any legislation or regulation is fully enacted that impacts our business.

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